EXHIBIT 12

                            PSEG ENERGY HOLDINGS INC.
               Computation of Ratios of Earnings to Fixed Charges

                                              Nine Months
                                                 Ended                               Years Ended December 31,
                                             September 30,    ---------------------------------------------------------------------
                                                  1999           1998           1997           1996           1995           1994
                                               ---------      ---------      ---------      ---------      ---------      ---------
Earnings as Defined in
  Regulation S--K (A):
Pre-tax income from Continuing
  Operations .............................     $ 125,477      $  97,560      $  73,450      $  73,370      $  70,646      $  68,642
(Income)/Loss from equity
  investees net of distributions .........         2,543          7,796        (35,318)        49,718         13,107         21,968
Fixed Charges ............................        69,949         95,556         79,351         60,714         60,761         67,983
Amortization of capitalized
interest .................................         1,587          2,049          1,990          1,737          1,672          1,577
Capitalized interest .....................        (2,547)        (1,181)        (5,065)        (1,301)        (1,896)        (4,480)
                                               ---------      ---------      ---------      ---------      ---------      ---------
Earnings .................................     $ 197,009      $ 201,780      $ 114,408      $ 184,238      $ 144,290      $ 155,690
                                               =========      =========      =========      =========      =========      =========
Fixed Charges as Defined in
  Regulation S--K (B):
Total interest expensed and
  capitalized ............................     $  68,064      $  93,168      $  77,428      $  59,562      $  58,790      $  66,279
Interest in rental expense ...............         1,885          2,388          1,923          1,152          1,971          1,704
                                               ---------      ---------      ---------      ---------      ---------      ---------
Total Fixed Charges ......................     $  69,949      $  95,556      $  79,351      $  60,714      $  60,761      $  67,983
                                               =========      =========      =========      =========      =========      =========
Ratio of Earnings to Fixed
  Charges ................................          2.82           2.11           1.44           3.03           2.37           2.29
                                               =========      =========      =========      =========      =========      =========

(A) The term "earnings" shall be defined as pre-tax income from continuing operations before adjustment for minority interests or income or loss from equity investees. Add fixed charges adjusted to exclude and (a) the amount of any interest capitalized during the period, (b) amortization of capitalized interest and (c) distributed income of equity investees. From the total, subtract interest capitalized.

(B) Fixed Charges represent (a) interest, whether expensed or capitalized, (b) amortization of debt discount, premium and expense, and (c) an estimate of interest implicit in rentals.